FOR IMMEDIATE RELEASE

ELIZABETH ARDEN, INC. ANNOUNCES THIRD QUARTER FISCAL 2014 RESULTS

          New York, New York (May 12, 2014) -- Elizabeth Arden, Inc. (NASDAQ: RDEN), a global prestige beauty products company, today announced financial results for its third fiscal quarter ended March 31, 2014.

THIRD QUARTER RESULTS

          Net sales for the third fiscal quarter were $210.8 million, a decrease of 20.3%, or 19.4% excluding the impact of foreign currency rates. Net loss per diluted share was $0.89. On an adjusted basis, excluding non-recurring items, net loss per diluted share was $0.84. The non-recurring items include Elizabeth Arden repositioning and restructuring costs. A reconciliation between GAAP and adjusted results can be found in the tables and footnotes at the end of this press release.

          Net sales of the Company's North America segment decreased 23% to $121.9 million from $158.7 million in the prior year. The decline in net sales was primarily due to fewer fragrance launches in the fiscal 2014 period as compared to the prior year and lower replenishment orders at a number of non-prestige retail accounts. Net sales of the Company's international segment decreased 16% to $89 million from $106 million in the prior year. At constant currency rates, net sales decreased 14%. The sales decline in the international segment reflects the Company's efforts to maintain product pricing across both Elizabeth Arden branded products and its key fragrance brands.

          Net sales of Elizabeth Arden branded skin care, color and fragrance products declined by 19% for the third fiscal quarter and by 3% fiscal year-to-date, in each case at constant currency rates. Retail sales at the Company's Elizabeth Arden flagship counters have increased 11% in North America year-over-year since conversion, and retail sales at the Company's international flagship doors have increased 11% since conversion, or 19% excluding underperforming travel retail doors in Korea. The Company remains encouraged by the results, particularly given that all of the flagship doors are now reaching the anniversary of their reset dates.

NINE MONTH RESULTS

          Net sales for the nine months ended March 31, 2014, were $972.6 million, a decrease of 9.7%, or 9.0%, excluding the impact of foreign currency rates. Net income per diluted share was $0.34. On an adjusted basis, excluding non-recurring items, net income per diluted share was $0.48. The non-recurring items include Elizabeth Arden repositioning and restructuring costs, and a one-time gain related to the reversal of a contingent liability associated with an acquisition. A reconciliation between GAAP and adjusted results can be found in the tables and footnotes at the end of this press release.

          E. Scott Beattie, Chairman, President and Chief Executive Officer commented, "Clearly these results are not indicative of the strength and potential of our brand portfolio. We have been hampered this year by weak performance in our North American mass fragrance business and a global environment that has been highly promotional. We also did not have the same level of significant fragrance innovation as we did last year. This coincided with an unprecedented number of weather-related store closures in our North America business during the quarter, which is our seasonally weakest quarter, exacerbating the impact of these other factors and contributing to the weak overall results."

          Mr. Beattie continued, "These results are clearly disappointing, particularly after several years of consistent improvement in gross margins and earnings. The status quo is not acceptable. While we are encouraged by recent retail sales performance in our North American mass fragrance business, we must position the Company for success in an economic environment that remains challenging. We are taking corrective action to improve the performance of the business, focusing on tightening distribution, improving gross margins and restoring profitability and return on invested capital to levels consistent with historical results."

          As part of this process, the Company is proactively implementing a broad restructuring and cost savings program across multiple dimensions focused on reducing its overhead structure and improving gross margins. The Company is currently targeting annual savings in the range of $40 million to $50 million upon full implementation of this program. The Company is also evaluating a shift in the focus of its international business to rely more heavily on distributors and regional joint ventures that allow its brands to leverage established commercial infrastructures with strong retail market share and expertise. The Company will provide more detail on this plan, along with its cost savings initiatives, on its call in August 2014.

          Mr. Beattie concluded, "We fully recognize that we have a lot of work to do. Our new Chief Financial Officer recently joined us and is now fully engaged. He, along with our new Executive Vice President, International and the rest of our commercial teams are fully committed to making the changes necessary to move us towards more predictable and sustainable profitability."

EXPLORATION OF STRATEGIC ALTERNATIVES

          The Company has engaged Goldman, Sachs & Co. to assist the Board of Directors in exploring potential strategic alternatives to enhance shareholder value and to accelerate the growth and maximize the value of its brand portfolio. There can be no assurance that the Company will pursue any strategic alternatives, whether its review will result in any transaction being entered into or consummated or what the form or terms and conditions of any such strategic alternative may be. The Company does not intend to make any additional disclosure unless and until such disclosure is required.

The Company will host a conference call today, May 12, 2014 at 4:30 p.m. Eastern Time to discuss its results. All interested parties can listen to a live web cast of the Company's conference call by visiting the Investor Relations section of the Corporate tab on the Company's web site at http://ir.elizabetharden.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's web site until June 12, 2014.

Elizabeth Arden is a global prestige beauty products company with an extensive portfolio of prestige beauty brands sold in over 120 countries. The Company's brand portfolio includes Elizabeth Arden skincare, color and fragrance products; its professional skin care line, Elizabeth Arden Rx; the celebrity fragrance brands of Britney Spears, Elizabeth Taylor, Jennifer Aniston, Justin Bieber, Mariah Carey, Nicki Minaj, Usher and Taylor Swift; the designer fragrance brands of Juicy Couture, Alfred Sung, BCBGMAXAZRIA, Geoffrey Beene, Halston, Ed Hardy, John Varvatos, Lucky Brand, True Religion and Rocawear; and the lifestyle fragrance brands Curve, Giorgio Beverly Hills, and PS Fine Cologne.

Company Contact:	Marcey Becker Senior Vice President, Finance

Investor/Press Contact:	Allison Malkin/Michael Fox Integrated Corporate Relations (203) 682-8200

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited)
(In thousands, except percentages and per share data)

	Three Months Ended		Nine Months Ended

	March 31,	March 31,	March 31,	March 31,
	2014	2013	2014	2013

Net Sales	$210,841	$264,484	$972,587	$1,076,944
Cost of Goods Sold:
Cost of Sales	119,205	136,643	538,115	562,220
Depreciation Related to Cost of Goods Sold	1,967	1,656	5,784	4,674

Total Cost of Goods Sold	121,172	138,299	543,899	566,894

Gross Profit	89,669	126,185	428,688	510,050
Gross Profit Percentage	42.5%	47.7%	44.1%	47.4%

Selling, General and Administrative Expenses	107,338	111,597	365,713	404,257
Depreciation and Amortization	11,286	10,254	33,122	28,755

Total Operating Expenses	118,624	121,851	398,835	433,012

Interest Expense, Net	6,605	5,893	18,371	18,515

(Loss) Income Before Income Taxes	(35,560)	(1,559)	11,482	58,523
(Benefit from) Provision for Income Taxes	(8,626)	(286)	2,172	12,803

Net (Loss) Income	(26,934)	(1,273)	9,310	45,720
Net Loss Attributable to Noncontrolling Interests	(491)	--	(897)	--

Net (Loss) Income Attributable to Elizabeth Arden Shareholders	$(26,443)	$(1,273)	$10,207	$45,720

As reported:
Net (Loss) Income Per Basic Share Attributable to Elizabeth Arden Shareholders	$(0.89)	$(0.04)	$0.34	$1.54

Net (Loss) Income Per Diluted Share Attributable to Elizabeth Arden Shareholders	$(0.89)	$(0.04)	$0.34	$1.50

Basic Shares	29,697	29,607	29,664	29,658
Diluted Shares	29,697	29,607	30,173	30,498

EBITDA (a)	$(15,702)	$16,244	$68,759	$110,467

EBITDA margin (a)	(7.4)%	6.1%	7.1%	10.3%

Adjusted to exclude non-recurring costs, net of taxes (b)(c)(d):

Gross Profit	$92,401	$129,561	$444,326	$533,578
Gross Profit Percentage	43.8%	49.0%	45.7%	49.5%

Net (Loss) Income Attributable to Elizabeth Arden Shareholders	$(24,854)	$716	$14,548	$62,214

Net (Loss) Income Per Basic Share Attributable to Elizabeth Arden Shareholders	$(0.84)	$0.02	$0.49	$2.10

Net (Loss) Income Per Diluted Share Attributable to Elizabeth Arden Shareholders	$(0.84)	$0.02	$0.48	$2.04

EBITDA (a)	$(12,350)	$19,768	$72,197	$134,869
EBITDA margin (a)	(5.9)%	7.5%	7.4%	12.5%

(a)    EBITDA is defined as net income attributable to Elizabeth Arden shareholders plus the provision for income taxes (or net loss attributable to Elizabeth Arden shareholders, less the benefit from income taxes) plus interest expense, plus depreciation and amortization, plus net income or loss attributable to noncontrolling interest. EBITDA should not be considered as an alternative to income from operations or net income attributable to Elizabeth Arden shareholders (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of our operating performance or to net cash provided by operating activities (as determined in accordance with GAAP) or as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure, we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures. We have also disclosed EBITDA as adjusted without giving effect to acquisition-related, Elizabeth Arden brand repositioning and restructuring costs, as well as other non-recurring costs. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand the EBITDA performance of the Company on a consistent basis without regard to the effect of acquisition-related, Elizabeth Arden brand repositioning and restructuring and other non-recurring costs.

      The table below reconciles net income attributable to Elizabeth Arden shareholders, as determined in accordance with GAAP, to EBITDA and to EBITDA as adjusted: (For a reconciliation of net income attributable to Elizabeth Arden shareholders or net income to EBITDA for prior periods, see the Company's filings with the Securities and Exchange Commission which can be found on the Company's website at www.elizabetharden.com).

(Amounts in thousands, except per share data)	Three Months Ended		Nine Months Ended

	March 31,	March 31,	March 31,	March 31,
	2014	2013	2014	2013

Net (Loss) Income Attributable to Elizabeth Arden Shareholders	$(26,443)	$(1,273)	$10,207	$45,720
Plus:
(Benefit from) provision for income taxes	(8,626)	(286)	2,172	12,803
Interest expense, net	6,605	5,893	18,371	18,515
Depreciation related to cost of goods sold	1,967	1,656	5,784	4,674
Depreciation and amortization	11,286	10,254	33,122	28,755
Net loss attributable to noncontrolling interest	(491)	--	(897)	--

EBITDA	(15,702)	16,244	68,759	11,0467
Non-recurring costs (c)(d)	3,352	3,524	3,438	24,402

EBITDA as adjusted	$(12,350)	$19,768	$72,197	$134,869

The table below reconciles net cash flow used in operating activities, as determined in accordance with GAAP, to EBITDA:

(Amounts in thousands, except per share data)	Nine Months Ended

	March 31,	March 31,
	2014	2013

Net cash used in operating activities	$(35,062)	$(8,848)
Changes in assets and liabilities, net of acquisitions	84,054	99,639
Interest expense, net	18,371	18,515
Amortization of senior note offering and credit facility costs	(1,079)	(1,024)
Amortization of senior note premium	127	--
Provision for income taxes	2,172	12,803
Deferred income taxes	4,727	(6,371)
Amortization of share-based awards	(4,551)	(4,247)

EBITDA	$68,759	$110,467

(b)   The table below reconciles the calculation of (i) gross profit and net (loss) income attributable to Elizabeth Arden shareholders and (ii) net (loss) income per share attributable to Elizabeth Arden shareholders on a basic and diluted basis from the amounts reported in accordance with GAAP to such amounts before giving effect to acquisition-related, Elizabeth Arden brand repositioning and restructuring costs, as well as other non-recurring costs. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand our operating performance on a consistent basis without regard to the effect of acquisition-related, Elizabeth Arden brand repositioning and restructuring costs, as well as other non-recurring costs. The presentation in the table below of the non-GAAP information titled "Gross profit as adjusted," "Net (loss) income attributable to Elizabeth Arden shareholders as adjusted" and "Net (loss) income per basic and diluted share attributable to Elizabeth Arden shareholders as adjusted" is not meant to be considered in isolation or as a substitute for gross profit, net (loss) income attributable to Elizabeth Arden shareholders or net (loss) income per basic or diluted share attributable to Elizabeth Arden shareholders prepared in accordance with GAAP.

(Amounts in thousands, except per share data)	Three Months Ended		Nine Months Ended

	March 31,	March 31,	March 31,	March 31,
	2014	2013	2014	2013

Gross Profit:
Gross Profit, as reported	$89,669	$126,185	$428,688	$510,050
Non-recurring costs (c) (d)	2,732	3,376	15,638	23,528

Gross Profit, as adjusted	$92,401	$129,561	$444,326	$533,578

Net (Loss) Income Attributable to Elizabeth Arden Shareholders:
Net (loss) income attributable to Elizabeth Arden shareholders, as reported	$(26,443)	$(1,273)	$10,207	$45,720
Non-recurring costs, net of tax (c) (d) (e)	1,589	1,989	4,341	16,494

Net (loss) income attributable to Elizabeth Arden shareholders, as adjusted	$(24,854)	$716	$14,548	$62,214

Net (Loss) Income Per Basic Share Attributable to Elizabeth Arden Shareholders:
Net (loss) income per basic share attributable to Elizabeth Arden shareholders, as reported	$(0.89)	$(0.04)	$0.34	$1.54
Non-recurring costs, net of tax (c) (d) (e)	0.05	0.06	0.15	0.56

Net (loss) income per basic share attributable to Elizabeth Arden shareholders, as adjusted	$(0.84)	$0.02	$0.49	$2.10

Net (Loss) Income Per Diluted Share Attributable to Elizabeth Arden Shareholders:
Net (loss) income per diluted share attributable to Elizabeth Arden shareholders, as reported	$(0.89)	$(0.04)	$0.34	$1.50
Non-recurring costs, net of tax (c) (d) (e)	0.05	0.06	0.14	0.54

Net (loss) income per diluted share attributable to Elizabeth Arden shareholders, as adjusted	$(0.84)	$0.02	$0.48	$2.04

(c)   For the three months ended March 31, 2014, gross profit and net loss includes $1.8 million (pre-tax) of non-recurring product changeover costs related to the repositioning of the Elizabeth Arden brand and $0.9 million (pre-tax) of transition costs incurred related to the restructuring discussed in the following sentence. In addition, net loss includes $0.6 million (pre-tax) of restructuring and related transition expenses primarily incurred with respect to the elimination of sales and other staff positions. For the nine months ended March 31, 2014, gross profit and net income includes $14.2 million (pre-tax) of non-recurring product changeover costs related to the repositioning of the Elizabeth Arden brand and $1.4 million (pre-tax) of transition costs incurred related to the restructuring discussed above. In addition, net income includes (i) a credit of $17.2 million (pre-tax) for the complete reversal of the remaining balance of the contingent liability for potential payments to Give Back Brands LLC based on our determination during the second quarter of fiscal 2014 that it is not probable that the performance targets for fiscal 2014 and 2015 would be met, (ii) $3.9 million (pre-tax) of restructuring expenses and related transition expenses, and (iii) $1.1 million (pre-tax) of non-recurring product changeover expenses related to the repositioning of the Elizabeth Arden brand.

(d)   For the three months ended March 31, 2013, gross profit and net loss includes (i) $0.6 million (pre-tax) of inventory-related costs primarily for inventory purchased by us from New Wave Fragrances LLC and Give Back Brands LLC prior to the acquisitions, and other transition costs, and (ii) $2.8 million (pre-tax) of non-recurring product changeover costs related to the repositioning of the Elizabeth Arden brand. In addition, net loss for the three months ended March 31, 2013, includes $0.1 million (pre-tax) in transition costs associated with the New Wave Fragrances LLC and Give Back Brands LLC acquisitions, and $0.1 million (pre-tax) of non-recurring product changeover expenses related to the repositioning of the Elizabeth Arden brand. For the nine months ended March 31, 2013, gross profit and net income include $13.8 million (pre-tax) of inventory-related costs primarily for inventory purchased by us from New Wave Fragrances LLC and Give Back Brands LLC discussed above, and $9.7 million (pre-tax) of non-recurring product changeover costs related to the repositioning of the Elizabeth Arden brand. In addition, net income includes $0.4 million (pre-tax) in transition costs associated with the New Wave Fragrances LLC and Give Back Brands LLC acquisitions, and $0.5 million (pre-tax) of non-recurring product changeover expenses related to the repositioning of the Elizabeth Arden brand.

(e)   Our tax rates for fiscal 2014 were calculated using the discrete method for our U.S. pre-tax income. Our tax rate on a reported basis, which is calculated as a percentage of income or loss before income taxes, was 24.3% and 18.9% for the three and nine months ended March 31, 2014, respectively. On a reported basis, for the three and nine months ended March 31, 2013, our effective tax rate was 18.3% and 21.9%, respectively. On an adjusted basis, our tax rate was 21.3% and 8.5% for the three and nine months ended March 31, 2014, respectively. On an adjusted basis, for the three and nine months ended March 31, 2013, our effective tax rate was 63.6% and 25.0%, respectively.

SEGMENT NET SALES

          The table below is a comparative summary of our net sales by reportable segment for the three and nine months ended March 31, 2014 and 2013:

(In thousands)	Three Months Ended		% Decrease		Nine Months Ended		% Increase (Decrease)

	March 31, 2014	March 31, 2013	GAAP	Constant Rates (f)	March 31, 2014	March 31, 2013	GAAP	Constant Rates (f)

Segment Net Sales
North America	$121,877	$158,746	(23.2)%	(22.8)%	$616,183	$701,380	(12.1)%	(11.8)%
International	88,964	105,738	(15.9)%	(14.3)%	356,404	375,564	(5.1)%	(3.7)%

Total	$210,841	$264,484	(20.3)%	(19.4)%	$972,587	$1,076,944	(9.7)%	(9.0)%

PRODUCT CATEGORY NET SALES

          The table below is a comparative summary of our net sales by product category for the three and nine months ended March 31, 2014 and 2013:

(In thousands)	Three Months Ended		% Decrease		Nine Months Ended		% Increase (Decrease)

	March 31, 2014	March 31, 2013	GAAP	Constant Rates (f)	March 31, 2014	March 31, 2013	GAAP	Constant Rates (f)

Product Category Net Sales
Elizabeth Arden Brand	$85,857	$106,239	(19.2)%	(18.5)%	$348,539	$362,675	(3.9)%	(3.2)%
Celebrity, Lifestyle, Designer and Other Fragrances	124,984	158,245	(21.0)%	(20.0)%	624,048	714,269	(12.6)%	(11.9)%

Total	$210,841	$264,484	(20.3)%	(19.4)%	$972,587	$1,076,944	(9.7)%	(9.0)%

(f)   Constant currency information compares results between periods assuming exchange rates had remained constant period-over-period and excludes gains and losses from foreign currency contracts in all periods. We calculate constant currency information by translating current-period results using prior-year GAAP foreign currency exchange rates. The gains and/or losses from foreign currency contracts were not material for all periods presented.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)	March 31, 2014	June 30, 2013	March 31, 2013

Cash	$54,096	$61,674	$31,442
Accounts Receivable, Net	207,990	211,763	230,757
Inventories	362,802	310,934	326,430
Property and Equipment, Net	112,445	106,588	96,166
Exclusive Brand Licenses, Trademarks and Intangibles, Net	285,276	296,416	301,061
Goodwill	31,607	21,054	21,054
Total Assets	1,157,954	1,103,732	1,104,335
Short-Term Debt	65,113	88,000	116,250
Current Liabilities	243,498	293,359	283,311
Long-Term Liabilities	384,666	295,091	295,612
Long-Term Debt	356,623	250,000	250,000
Redeemable Noncontrolling Interest	6,124	--	--
Shareholders' Equity	523,666	515,282	525,412
Working Capital	455,436	364,320	379,450

SUPPLEMENTARY CASH FLOW INFORMATION
(Unaudited)
(In thousands)

	Nine Months Ended

	March 31, 2014	March 31, 2013

Net cash used in operating activities	$(35,062)	$(8,848)
Net cash used in investing activities	(39,454)	(38,456)
Net cash provided by financing activities	67,182	20,410
Net decrease in cash and cash equivalents	(7,578)	(27,638)

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Elizabeth Arden, Inc. is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "should," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our guidance and expectations regarding net sales, earnings, gross margins, operating cash flow and returns on invested capital. In addition, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations:

*

factors affecting our relationships with our customers or our customers' businesses, including the absence of contracts with customers, our customers' financial condition, and changes in the retail, fragrance and cosmetic industries, such as the consolidation of retailers and the associated closing of retail doors as well as retailer inventory control practices, including, but not limited to, levels of inventory carried at point of sale and practices used to control inventory shrinkage;

*

risks of international operations, including foreign currency fluctuations, hedging activities, economic and political consequences of terrorist attacks, disruptions in travel, unfavorable changes in U.S. or international laws or regulations, diseases and pandemics, and political instability in certain regions of the world;

*	our reliance on license agreements with third parties for the rights to sell most of our prestige fragrance brands;
*

our reliance on third-party manufacturers for substantially all of our owned and licensed products and our absence of contracts with suppliers of distributed brands and components for manufacturing of owned and licensed brands;

*

delays in shipments, inventory shortages and higher supply chain costs due to the loss of or disruption in our distribution facilities or at key third party manufacturing or fulfillment facilities that manufacture or provide logistic services for our products;

*

our ability to respond in a timely manner to changing consumer preferences and purchasing patterns and other international and domestic conditions and events that impact retailer and/or consumer confidence and demand, such as domestic or international recessions or economic uncertainty;

*	our ability to protect our intellectual property rights;
*	the success, or changes in the timing or scope, of our new product launches, advertising and merchandising programs;
*	our ability to successfully manage our inventories;
*	the quality, safety and efficacy of our products;
*	the impact of competitive products and pricing;
*

our ability to (i) implement our growth strategy and acquire or license additional brands or secure additional distribution arrangements, (ii) successfully and cost-effectively integrate acquired businesses or new brands, and (iii) finance our growth strategy and our working capital requirements;

*

our level of indebtedness, our ability to realize sufficient cash flows from operations to meet our debt service obligations and working capital requirements, and restrictive covenants in our revolving credit facility, second lien facility and the indenture for our 7 3/8% senior notes;

*	changes in product mix to less profitable products;
*	the retention and availability of key personnel;
*

changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations, laws or regulations relating to ingredients or other chemicals or raw materials contained in products or packaging, or accounting standards or critical accounting estimates;

*	the success of our global Elizabeth Arden brand repositioning efforts;
*

decisions or actions resulting from our current reexamination of our business and the broad restructuring and cost savings program that we are undertaking, including the timing and amount of any costs, expenses or charges that may be incurred as a result;

*

the impact of tax audits, including the ultimate outcome of the pending Internal Revenue Service examination of our U.S. federal tax returns for the fiscal years ended June 30, 2010, 2011 and 2012, changes in tax laws or tax rates, and our ability to utilize our deferred tax assets and/or the establishment of valuation allowances related thereto;

*

our ability to effectively implement, manage and maintain our global information systems and maintain the security of our confidential data and our employees' and customers' personal information, including our ability to successfully and cost effectively implement the last phase of our Oracle global enterprise system;

*	our reliance on third parties for certain outsourced business services, including information technology operations, logistics management and employee benefit plan administration;
*

the potential for significant impairment charges relating to our trademarks, goodwill, investments in other entities or other intangible assets that could result from a number of factors, including such entities' business performance or downward pressure on our stock price; and

*	other unanticipated risks and uncertainties.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended June 30, 2013.

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